UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2013

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15087	22-3270799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey 07677
(Address of Principal Executive Offices)(Zip Code)

(201) 996-9000
Registrant’s Telephone Number

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2013, I.D. Systems, Inc. (the “Company”) entered into a Separation and General Release Agreement (the “Separation Agreement”) with Darryl Miller, the Company’s former Chief Operating Officer, whose employment with the Company terminated on November 27, 2012 (the “Separation Date”). Pursuant to the Separation Agreement, in exchange for agreeing to be bound by a general release and waiver of claims, to comply with certain restrictive covenants and to extend the non-competition covenant by which he is currently bound from 12 to 18 months following the Separation Date, the Company has agreed to pay Mr. Miller an aggregate of $200,000 in severance (in 12 equal monthly installments) and to reimburse him his unpaid vacation days and expenses. In addition, 25,575 shares of restricted stock held by Mr. Miller will become vested and 57,718 stock options held by Mr. Miller may be exercised for a period of sixty days. The vested shares and the shares acquired pursuant to the exercise of the options may only be sold by Mr. Miller during a thirty day period and the proceeds of such sales shall be deposited with an escrow agent or applied against the exercise price of the options. Subject to his compliance with the Separation Agreement and the restrictive covenants agreement by which he is currently bound (as modified by the Separation Agreement), one-third of the escrowed funds will be released to Mr. Miller on each of the nine month, twelve month and eighteen month anniversaries of the Separation Date. Any shares not sold by Mr. Miller during the applicable thirty day period will be forfeited to the Company. In connection with entering into the Separation Agreement, the Company has agreed to dismiss litigation it commenced against Mr. Miller regarding the Company’s termination of his employment.

The foregoing is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

	By:	/s/ Ned Mavrommatis
	Name:	Ned Mavrommatis
	Title:	Chief Financial Officer

Date: July 24, 2013